Exhibit 3.1

Delaware The First State Page 1 5096256 8100 SR# 20261530949 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 203532741 Date: 04 - 01 - 26 I, CHARUNI PATIBANDA - SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AUDDIA INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF MARCH, A.D. 2026, AT 3:28 O`CLOCK P.M. AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRTY - FIRST DAY OF MARCH, A.D. 2026 AT 5 O'CLOCK P.M.

CERTIFICATE OF AMENDMENT to the CERTIFICATE OF INCORPORATION of AUDDIAINC. AUDDIA INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows: FIRST: The name of the Corporation is Auddia Inc. The Certificate of Incorporation was filed with t he Secretary of State of the State of Delaware (the "Secretary of State") on February 16, 2021, as amended ( the " Certificate oflncorporation") . SECOND: ARTICLE IV of the Corporation's Certificate oflncorporation shall be amended b y inserting Subsec t ion " (F)" at the end of such section which shall read as follows: F. Reverse Stock Split . As of the Effective Time of this Certificate of Amendment, each 7.7 shares of the Corporation's Common Stock, issued and outstanding immediately prior to the E ffective Time (the "Prior Common S t ock") shall automati c ally without further action on the part of the Corporation or any holder of Prior Common Stock, be reclassified, combined, con v erted and changed into one (1) fully paid and nonassessable shares of common stock, par value of $0.001 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The conversion of the Prior Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Eff e cti v e Time, certificates r epresenting the Prior Common Stock shall represent the number of shares of New Common Sto c k into which su c h Prior Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled t o recei v e a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. THIRD: This Certificate of Amendment shall become effective as of 5:00 p.m. (Eastern Time) on March 31, 2026 (the "Effective Time"). FOURTH: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with t he provisions of the General Corporation Law of the State ofDelaware. IN WITNESS WHEREOF , the Corporation has caused this Certificate of Amendment to be duly approved and adopted , in accordance with the provisions of Section 242 of the General Corporation Law of the S t ate of Delaware, and executed in its corporate name and on its behalf by its duly authorized officer as of the 30th day of March, 2026. AUDDIAINC. By: Name: Title : Isl John Mahoney John Mahoney Chie f Financial Officer S t a t e of De l aware Secretary o f S t a t e Di visio n of Co rp o r a ti o n s De li vere d 03:28 P M 03 / 30 / 2026 FILED 03:28 PM 03 / 3 0 /2 026 SR 2 026 1 474340 - F il eNu m ber 5096256